EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On November 26, 2018, Arsanis, Inc. (“Arsanis”), X4 Pharmaceuticals, Inc. (“X4”) and Artemis AC Corp., a wholly owned subsidiary of Arsanis (“Merger Sub”), entered into an Agreement and Plan of Merger, as amended on December 20, 2018 and March 8, 2019 (the “Merger Agreement”), pursuant to which Merger Sub merged with and into X4, with X4 surviving as a wholly owned subsidiary of Arsanis and the surviving corporation of the merger (the “Merger”). The Merger was completed on March 13, 2019 pursuant to the terms of the Merger Agreement. At the effective time of the Merger (the “Effective Time”), each share of X4’s common stock, par value $0.001 per share (“X4 Common Stock”) outstanding immediately prior to the Effective Time (excluding certain shares canceled pursuant to the Merger Agreement and shares held by stockholders who exercised and perfected appraisal rights or dissenters’ rights) was converted into the right to receive shares of Arsanis’s common stock, par value $0.001 per share (“Arsanis Common Stock”), based on an exchange ratio set forth in the Merger Agreement (the “Common Stock Exchange Ratio”). At the Effective Time, the Common Stock Exchange Ratio was determined to be 0.5702 shares of Arsanis Common Stock for each share of X4 Common Stock. Each share of X4’s preferred stock, par value $0.001 per share (“X4 Preferred Stock” and, together with X4 Common Stock, “X4 Capital Stock”), outstanding immediately prior to the Effective Time (excluding certain shares canceled pursuant to the Merger Agreement and shares held by stockholders who exercised and perfected appraisal rights or dissenters’ rights) was converted into the right to receive Arsanis Common Stock based on an exchange ratio set forth in the Merger Agreement (the “Preferred Stock Exchange Ratio” and, together with the Common Stock Exchange Ratio, the “Exchange Ratios”). The Preferred Stock Exchange Ratio was equal to the Common Stock Exchange Ratio because each share of X4 Preferred Stock was convertible into one share of X4 Common Stock. At the closing of the Merger on March 13, 2019, Arsanis issued an aggregate of 25,675,930 shares of its common stock to X4 stockholders, based on the Common Stock Exchange Ratio of 0.5702 shares of Arsanis Common Stock for each share of X4 Common Stock and the Preferred Stock Exchange Ratio of 0.5702 shares of Arsanis Common Stock for each share of X4 Preferred Stock and before giving effect to the Reverse Stock Split described below. Immediately following the closing of the Merger, Arsanis effected a 6-for-1 reverse stock split of the Arsanis Common Stock (the “Reverse Stock Split”) and changed its name to X4 Pharmaceuticals, Inc., and X4, as the surviving corporation in the Merger and a wholly owned subsidiary of X4 Pharmaceuticals, Inc., changed its name to X4 Therapeutics, Inc.

On March 8, 2019, Arsanis, Merger Sub, X4 and Arsanis Biosciences GmbH (“Arsanis GmbH”), a wholly owned subsidiary of Arsanis, entered into a settlement agreement (the “Settlement Agreement”) with Österreichische Forschungsförderungsgesellschaft GmbH (“FFG”) in respect to allegations by FFG in February 2019 that Arsanis and Arsanis GmbH breached certain reporting, performance and other obligations in connection with grants and loans made by FFG to Arsanis GmbH between September 2011 and March 2017 to fund qualifying research and development expenditures. Pursuant to the terms of the Settlement Agreement, in exchange for FFG’s waiver of all claims against Arsanis and Arsanis GmbH (except for its claims for repayment of the loans and regular interest but including its waiver of claims for repayment of grants and interest exceeding regular interest), subject to compliance by Arsanis and Arsanis GmbH with the terms of the Settlement Agreement, Arsanis GmbH agreed to repay the outstanding loan principal (plus regular interest accrued thereon) on an accelerated payment schedule of three years instead of five years, with the final accelerated installment due and payable on June 30, 2021. The parties also agreed, among other things, that (i) the portion of such loans to be repaid in 2019 is EUR 2.596 million ($2.908 million, based on an exchange rate of US$1.12 per EUR 1.00 on March 27, 2019) and such payment will be made on March 31, 2019 and (ii) until all of the loans have been repaid and subject to other terms specified in the Settlement Agreement, a minimum cash balance equal to 70% of the then-outstanding principal amount of the loans will be maintained at Arsanis GmbH in an account held with an Austrian bank.

The following unaudited pro forma combined financial information gives effect to the Merger and the Settlement Agreement. Except as otherwise noted, the unaudited pro forma combined financial information also gives effect to the Reverse Stock Split. Amounts in the historical X4 and historical Arsanis columns of the unaudited pro forma combined financial statements do not give effect to the Reverse Stock Split.

In the unaudited pro forma combined financial statements, the Merger has been accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. The Merger will be accounted for as a reverse acquisition with X4 being deemed the acquiring company for accounting purposes. Under ASC 805, X4, as the accounting acquirer, will record the assets acquired and liabilities assumed of Arsanis in the Merger at their fair values as of the acquisition date.

X4 was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including that, immediately following the Merger: (1) former holders of X4 Capital Stock (“X4 Stockholders”) own a substantial majority of the voting rights of the combined organization; (2) X4 designated a majority (five of seven) of the initial members of the board of directors of the combined organization; and (3) X4’s senior management hold all key positions in senior management of the combined organization.

Because X4 has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of X4 became the historical financial statements of the combined organization.

The unaudited pro forma combined balance sheet data as of December 31, 2018 gives effect to the Merger and the Settlement Agreement as if each took place on December 31, 2018. The unaudited pro forma combined statement of operations data for the year ended December 31, 2018 gives effect to the Merger and the Settlement Agreement as if each took place on January 1, 2018. The historical financial statements of Arsanis and X4 have been adjusted to give pro forma effect to events that are (1) directly attributable to the Merger or the Settlement Agreement, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined organization.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial statements are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger, may arise, and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined organization’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used for Arsanis’s operations and other changes in Arsanis’s assets and liabilities between December 31, 2018 and the closing date of the Merger.

The unaudited pro forma combined financial information does not give effect to the potential impact of operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Arsanis and X4 been a combined organization during the specified periods.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements of Arsanis and X4. Arsanis’s historical audited consolidated financial statements for the years ended December 31, 2018, 2017 and 2016 are included in Arsanis’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2019. X4’s historical audited consolidated financial statements for the years ended December 31, 2018, 2017 and 2016 are included as Exhibit 99.1 in this Current Report on Form 8-K.

Unaudited Pro Forma Combined Balance Sheet

December 31, 2018

(in thousands)

	Historical X4	Historical Arsanis	Merger Pro Forma Adjustments	Notes	Pro Forma Combined	Settlement Agreement Pro Forma Adjustments	Notes	Pro Forma Combined As Adjusted
Assets
Current assets:
Cash and cash equivalents	$8,134	$30,754	$—		$38,888	$(6,813)	(6l)	$32,075
Grant and incentive receivables	—	2,859	—		2,859	—		2,859
Restricted cash	—	101	—		101	—		101
Prepaid expenses and other current assets	1,205	1,366	—		2,571	—		2,571

Total current assets	9,339	35,080	—		44,419	(6,813)		37,606
Property and equipment, net	241	285	—		526	—		526
Restricted cash	364	539	—		903	6,813	(6l)	7,716
Indefinite-lived intangible assets	—	—	9,500	(6a)	9,500	—		9,500
Goodwill	—	—	19,291	(6b)	19,291	—		19,291
Other assets	—	100	—		100	—		100

Total assets	$9,944	$36,004	$28,791		$74,739	$—		$74,739

Liabilities, Convertible Preferred Stock, Redeemable Common Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,969	$545	$—		$3,514	$—		$3,514
Accrued expenses	3,251	4,116	7,363	(6c, d, e)	14,730	—		14,730
Unearned income	—	737	—		737	—		737
Current portion of long-term debt, net of discount	1,687	—	—		1,687	2,971	(6k)	4,658

Total current liabilities	7,907	5,398	7,363		20,668	2,971		23,639
Preferred stock warrant liability	4,947	—	(4,947)	(6f)	—	—		—
Long-term debt, including accretion, net of current portion	8,145	7,894	106	(6g)	16,145	(2,971)	(6k)	13,174
Deferred rent, net of current portion	417	—	—		417	—		417
Unearned income	—	1,107	—		1,107	—		1,107
Other liabilities	205	5	—		210	—		210

Total liabilities	21,621	14,404	2,522		38,547	—		38,547

Convertible preferred stock	64,675	—	(64,675)	(6h)	—	—		—
Redeemable common stock	734	—	(734)	(6h)	—	—		—
Stockholders’ equity (deficit):
Common stock	4	15	(12)	(6h, i, j)	7	—		7
Additional paid-in capital	2,147	156,630	(40,736)	(6f, h, i, j)	118,041	—		118,041
Accumulated other comprehensive income	—	241	(241)	(6i)	—	—		—
Accumulated deficit	(79,237)	(135,286)	132,667	(6c, d, e, i)	(81,856)	—		(81,856)

Total stockholders’ equity (deficit)	(77,086)	21,600	91,678		36,192	—		36,192

Total liabilities, convertible preferred stock, redeemable common stock and stockholders’ equity (deficit)	$9,944	$36,004	$28,791		$74,739	$—		$74,739

See accompanying notes to the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statements of Operations

For the Year Ended December 31, 2018

(in thousands, except share and per share amounts)

	Historical X4	Historical Arsanis	Merger Pro Forma Adjustments	Notes	Pro Forma Combined	Settlement Agreement Pro Forma Adjustments	Notes	Pro Forma Combined As Adjusted
Revenue:
License revenue	$—	$3,500	$—		$3,500	$—		$3,500

Total revenue	—	3,500	—		3,500	—		3,500

Operating expenses:
Research and development	20,346	30,979	(208)	(7a)	51,117	—		51,117
General and administrative	8,739	18,406	(3,533)	(7a, b)	23,612	—		23,612

Total operating expenses	29,085	49,385	(3,741)		74,729	—		74,729

Loss from operations	(29,085)	(45,885)	3,741		(71,229)	—		(71,229)
Other income (expense):
Grant and incentive income	—	3,179	—		3,179	508	(7i)	3,687
Interest income	236	809	—		1,045	—		1,045
Interest expense	(720)	(1,039)	34	(7c)	(1,725)	(508)	(7i)	(2,233)
Change in fair value of preferred stock warrant liability	(3,398)	—	3,398	(7d)	—	—		—
Change in fair value of derivative liability	(89)	—	89	(7e)	—	—		—
Loss on extinguishment of debt	(229)	—	—		(229)	—		(229)
Other income (expense), net	—	(85)	—		(85)	—		(85)

Total other income (expense), net	(4,200)	2,864	3,521		2,185	—		2,185

Net loss	(33,285)	(43,021)	7,262		(69,044)	—		(69,044)
Accruing dividends on convertible preferred stock	(3,000)	—	3,000	(7f)	—	—		—
Adjustment to accumulated deficit in connection with repurchase of Series Seed convertible preferred stock	(22)	—	22	(7g)	—	—		—

Net loss attributable to common stockholders	$(36,307)	$(43,021)	$10,284		$(69,044)	$—		$(69,044)

Net loss per share attributable to common stockholders—basic and diluted	$(7.52)	$(3.01)			$(10.29)			$(10.29)

Weighted average common shares outstanding—basic and diluted	4,826,910	14,307,934	(12,427,146)	(7h)	6,707,698			6,707,698

See accompanying notes to the unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Description of the Transactions

Merger of X4 and Arsanis

On November 26, 2018, Arsanis, X4 and Merger Sub entered into the Merger Agreement pursuant to which Merger Sub merged with and into X4, with X4 surviving as a wholly owned subsidiary of Arsanis and the surviving corporation of the Merger. The Merger was completed on March 13, 2019 pursuant to the terms of the Merger Agreement. At the Effective Time of the Merger, each share of X4 Common Stock outstanding immediately prior to the Effective Time (excluding certain shares canceled pursuant to the Merger Agreement and shares held by stockholders who exercised and perfected appraisal rights or dissenters’ rights) was converted into the right to receive shares of Arsanis Common Stock based on the Common Stock Exchange Ratio. At the Effective Time, the Common Stock Exchange Ratio was determined to be 0.5702 shares of Arsanis Common Stock for each share of X4 Common Stock. Each share of X4 Preferred Stock outstanding immediately prior to the Effective Time (excluding certain shares canceled pursuant to the Merger Agreement and shares held by stockholders who exercised and perfected appraisal rights or dissenters’ rights) was converted into the right to receive Arsanis Common Stock based on the Preferred Stock Exchange Ratio. The Preferred Stock Exchange Ratio was equal to the Common Stock Exchange Ratio because each share of X4 Preferred Stock was convertible into one share of X4 Common Stock. At the closing of the Merger on March 13, 2019, Arsanis issued an aggregate of 25,675,930 shares of its common stock to X4 stockholders, based on the Common Stock Exchange Ratio of 0.5702 shares of Arsanis Common Stock for each share of X4 Common Stock and the Preferred Stock Exchange Ratio of 0.5702 shares of Arsanis Common Stock for each share of X4 Preferred Stock and before giving effect to the Reverse Stock Split described below. Immediately following the closing of the Merger, Arsanis effected a 6-for-1 reverse stock split of the Arsanis Common Stock and changed its name to X4 Pharmaceuticals, Inc., and X4, as the surviving corporation in the Merger and a wholly owned subsidiary of X4 Pharmaceuticals, Inc., changed its name to X4 Therapeutics, Inc.

Settlement Agreement with FFG

On March 8, 2019, Arsanis, Merger Sub, X4 and Arsanis GmbH, a wholly owned subsidiary of Arsanis, entered into the Settlement Agreement with FFG in respect to allegations by FFG in February 2019 that Arsanis and Arsanis GmbH breached certain reporting, performance and other obligations in connection with grants and loans made by FFG to Arsanis GmbH between September 2011 and March 2017 to fund qualifying research and development expenditures. Pursuant to the terms of the Settlement Agreement, in exchange for FFG’s waiver of all claims against Arsanis and Arsanis GmbH (except for its claims for repayment of the loans and regular interest but including its waiver of claims for repayment of grants and interest exceeding regular interest), subject to compliance by Arsanis and Arsanis GmbH with the terms of the Settlement Agreement, Arsanis GmbH agreed to repay the outstanding loan principal (plus regular interest accrued thereon) on an accelerated payment schedule of three years instead of five years, with the final accelerated installment due and payable on June 30, 2021. The parties also agreed, among other things, that (i) the portion of such loans to be repaid in 2019 is EUR 2.596 million ($2.908 million, based on an exchange rate of US$1.12 per EUR 1.00 on March 27, 2019) and such payment will be made on March 31, 2019 and (ii) until all of the loans have been repaid and subject to other terms specified in the Settlement Agreement, a minimum cash balance equal to 70% of the then-outstanding principal amount of the loans will be maintained at Arsanis GmbH in an account held with an Austrian bank.

2.	Basis of Presentation

The accompanying unaudited pro forma combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma combined balance sheet as of December 31, 2018 was prepared using the historical balance sheets of X4 and Arsanis as of December 31, 2018 and gives effect to the Merger and the Settlement Agreement as if each occurred on December 31, 2018. The unaudited pro forma combined statement of operations for the year ended December 31, 2018 gives effect to the Merger and the Settlement Agreement as if each occurred on January 1, 2018 and were prepared using the historical audited consolidated financial statements of X4 for the year ended December 31, 2018 and the historical audited consolidated financial statements of Arsanis for the year ended December 31, 2018.

Except as otherwise noted, the unaudited pro forma combined financial information also gives effect to the Reverse Stock Split. Amounts in the historical X4 and historical Arsanis columns of the unaudited pro forma combined financial statements do not give effect to the Reverse Stock Split.

The unaudited pro forma combined financial information does not include the impacts of any revenue, cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated.

3.	Accounting Policies

During the preparation of the accompanying unaudited pro forma combined financial information, X4 was not aware of any material differences between X4’s accounting policies and the accounting policies of Arsanis. In the period prior to its reporting of the business combination in connection with the Merger, X4 will continue conduct a more detailed review of Arsanis’s accounting policies. As a result, X4 may identify differences between the accounting policies of the two companies that, when conformed, could have had a material impact on the accompanying unaudited pro forma combined financial information.

4.	Accounting for the Merger

Based on the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio of 0.5702 set forth above, immediately following the Merger, former Arsanis stockholders, Arsanis optionholders and other persons holding securities or other rights directly or indirectly convertible, exercisable or exchangeable for Arsanis Common Stock (collectively, the “Arsanis Securityholders”) owned approximately 31.3% of the outstanding capital stock of the combined organization on a fully diluted basis, and former X4 Stockholders, holders of options or warrants to acquire X4 Capital Stock (“X4 Optionholders” and “X4 Warrantholders,” respectively) and other persons holding securities and other rights directly or indirectly convertible, exercisable or exchangeable for X4 Capital Stock (“X4 Securityholders”) owned approximately 68.7% of the outstanding capital stock of the combined organization on a fully diluted basis. At the closing of the Merger, all shares of X4 Common Stock and X4 Preferred Stock then outstanding were exchanged for an aggregate of 4,279,102 shares of Arsanis Common Stock, after giving effect to the Reverse Stock Split.

In addition, pursuant to the terms of the Merger Agreement, Arsanis assumed all outstanding stock options and warrants to purchase shares of X4 Common Stock at the closing of the Merger. At the closing of the Merger, such stock options became options to purchase an aggregate of 764,131 shares of Arsanis Common Stock and such warrants became warrants to purchase an aggregate of 493,956 shares of Arsanis Common Stock, after giving effect to the Reverse Stock Split.

The total estimated purchase price paid in the Merger has been allocated to the tangible and intangible assets acquired and liabilities assumed of Arsanis based on their preliminary estimated fair values as of the completion of the Merger, with the excess allocated to goodwill. The following summarizes the preliminary estimate of the purchase price paid in the Merger (in thousands, except share and per share amounts):

Number of shares of the combined organization owned by Arsanis stockholders(1)	2,440,582
Multiplied by the fair value per share of Arsanis Common Stock(2)	$18.66

Estimated purchase price	$45,541

(1)

For purposes of this unaudited pro forma combined financial information, the number of shares of 2,440,582 represents the historical 14,643,737 shares of Arsanis Common Stock outstanding immediately prior to the closing of the Merger, adjusted for the Reverse Stock Split. In addition, for purposes of this unaudited pro forma combined financial information, the estimated purchase price does not include the impact of the portion of the fair value of certain options to acquire shares of Arsanis Common Stock attributable to precombination employee services because the amount is not expected to be material.

(2)

The estimated purchase price was based on the last reported sale price of Arsanis Common Stock on the Nasdaq Global Market on March 13, 2019, the closing date of the Merger, of $3.11 per share and gives effect to the Reverse Stock Split.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Arsanis based on their estimated fair values as of the closing date of the Merger. Because the estimated consideration paid by X4 in the Merger is more than the estimated aggregate fair values of Arsanis’s net assets acquired, goodwill equal to the difference has been reflected in the unaudited pro forma combined balance sheet. Goodwill of $19.3 million determined for the purpose of this unaudited pro forma combined financial information has been calculated using preliminary estimates of the fair value of the net assets of Arsanis as of December 31, 2018. The final determination of the amount of goodwill will be based on the final determination of the fair values of the net assets of Arsanis acquired as of the closing date of the Merger, which could be materially different from the amounts as of December 31, 2018. Management believes that the actual goodwill recorded in the business combination will be higher than the amount presented in the table below due to a decrease in the net assets of Arsanis that occurred between January 1, 2019 and the closing date of the Merger.

The following summarizes the preliminary allocation of the estimated purchase price paid in the Merger as if it had been completed on December 31, 2018 (in thousands):

Cash and cash equivalents	$30,754
Other current assets	4,326
Property and equipment, net	285
IPR&D indefinte-lived intangible assets	9,500
Other assets, non-current	639
Current liabilities	(10,142)
Loans payable, non-current	(8,000)
Other liabilities, non-current	(1,112)
Goodwill	19,291

Estimated purchase price	$45,541

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until X4 management determines the fair values of assets acquired and liabilities assumed upon the closing of the Merger. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date of the Merger. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

5.	Shares of Arsanis Common Stock Issued to X4 Stockholders upon Closing of the Merger

As part of the Merger, all outstanding shares of X4 Common Stock and X4 Preferred Stock were exchanged for shares of Arsanis Common Stock. Based on the historical 4,950,410 shares of X4 Common Stock (including 1,129,823 shares of redeemable X4 Common Stock) and the historical 40,079,567 shares of X4 Preferred Stock outstanding immediately prior to the closing of the Merger, before giving effect to the Reverse Stock Split, and based on the Common Stock Exchange Ratio and Preferred Stock Exchange Ratio determined in accordance with the terms of the Merger Agreement of 0.5702, Arsanis issued 4,279,102 shares of Arsanis Common Stock in the Merger, after giving effect to the Reverse Stock Split, determined as follows:

X4 Common Stock outstanding immediately prior to the closing of the Merger (before giving effect to the Reverse Stock Split)	3,820,587
Redeemable X4 Common Stock outstanding immediately prior to the closing of the Merger (before giving effect to the Reverse Stock Split)	1,129,823

X4 Common Stock outstanding immediately prior to the closing of the Merger	4,950,410
Common Stock Exchange Ratio	0.5702

Subtotal	2,822,723

X4 Preferred Stock outstanding immediately prior to the closing of the Merger (before giving effect to the Reverse Stock Split)	40,079,567
Preferred Stock Exchange Ratio	0.5702

Subtotal	22,853,207

Shares of Arsanis Common Stock issued to X4 Stockholders upon closing of the Merger (before giving effect to the Reverse Stock Split)	25,675,930
Reverse Stock Split Ratio	6.0000

Shares of Arsanis Common Stock issued to X4 Stockholders upon closing of the Merger (after giving effect to the Reverse Stock Split)	4,279,102

In addition, in connection with the Merger, Arsanis assumed all of the outstanding options and warrants to acquire X4 stock and such options and warrants became exercisable for shares of Arsanis Common Stock following the Merger. See Note 4.

6.	Adjustments to Unaudited Pro Forma Combined Balance Sheet as of December 31, 2018

The unaudited pro forma combined balance sheet includes pro forma adjustments that are (1) directly attributable to the Merger or the Settlement Agreement and (2) factually supportable. Based on X4’s management’s review of Arsanis’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Arsanis to conform to the accounting policies of X4 are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Merger Pro Forma Adjustments

(a)

Represents adjustments to record identifiable intangible assets of Arsanis at their fair values as of the closing date of the Merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material.

The preliminary fair values were estimated using a combination of an income approach and a cost approach. The underlying assumptions and estimates used to estimate the fair values of the in-process research and development, or IPR&D, indefinite-lived intangible assets could change. For this and other reasons, actual results could vary materially from estimated results. Because the IPR&D intangible assets are indefinite-lived intangible assets, no pro forma adjustment for related amortization has been reflected in the unaudited pro forma combined statements of operations. The IPR&D intangible assets are subject to testing for impairment annually and upon other triggering events. These intangible assets would only be amortized over their respective estimated useful lives after approval, if any, by the FDA or other regulatory agencies.

A summary of the adjustment to record the identifiable intangible assets acquired in connection with the Merger at their estimated fair values is as follows (in thousands):

In-Process Research & Development:
ASN500 Respiratory Syncytial Virus (RSV)	$4,500
ASN200 E. coli	3,300
ASN300 K. pneumoniae	1,700

Total IPR&D indefinite-lived intangible assets	$9,500

(b)

Represents an adjustment to record goodwill resulting from the Merger. Goodwill represents the excess of the aggregate purchase consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed in the Merger. The actual amount of goodwill to be recorded in connection with the Merger is subject to change once X4’s valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Merger. See Note 4 for the calculation of the residual amount of goodwill estimated to be recorded in connection with the Merger.

(c)

Represents an increase to accrued liabilities of $5.0 million related to transaction costs incurred or to be incurred after December 31, 2018 by X4 and Arsanis in connection with the Merger, principally consisting of financial advisor, legal, insurance, auditor and printer fees. Approximately $1.1 million of the transaction costs relate to X4 and have been reflected as an increase to accumulated deficit in the unaudited combined pro forma balance sheet. Approximately $3.9 million of the transaction costs relate to Arsanis and have been reflected as an increase to goodwill in the unaudited combined pro forma balance sheet. These pro forma adjustments are not reflected in the unaudited pro forma combined statements of operations as these amounts are not expected to have a continuing impact on the operating results of the combined organization.

(d)

Represents an increase to accrued liabilities of $1.2 million related to retention bonuses payable to employees of Arsanis contingent upon their continued employment through the earlier of the closing date of the Merger, termination of employment without cause or March 31, 2019. This adjustment resulted in an increase to accumulated deficit of $0.4 million related to retention bonuses that were determined to be for the benefit of X4, as they represent expenses of the combined organization. In addition, the adjustment resulted in an increase to goodwill of $0.8 million related to retention bonuses communicated by Arsanis in August and September 2018 prior to Arsanis entering into negotiations with X4 regarding the Merger as those retention bonuses were determined to be for the benefit of Arsanis. In addition to the $1.2 million of retention bonuses accrued as a liability, Arsanis has obligations of $0.2 million as of December 31, 2018 for retention bonuses communicated prior to the announcement of the proposed Merger with X4 (and unrelated to the Merger) that are payable as employees perform services for the retention period. Such amounts are not recorded as a pro forma adjustment to the unaudited pro forma combined balance sheet or unaudited pro forma combined statements of operations as they are not directly attributable to the Merger.

(e)

Represents an increase to accrued liabilities, as well as a corresponding increase to accumulated deficit, of $1.1 million related to severance payable to a former executive officer of Arsanis upon termination of employment in accordance with the terms of the former executive officer’s original employment agreement as that severance payment was determined to be for the benefit of X4.

(f)

Represents a decrease to the preferred stock warrant liability, as well as a corresponding increase to additional paid-in capital, to give effect to all outstanding warrants to purchase shares of X4 Preferred Stock becoming warrants to purchase shares of Arsanis Common Stock pursuant to the Merger Agreement.

(g)

Represents an adjustment of $0.1 million to record assumed loans payable of Arsanis at their respective fair values as of the closing date of the Merger. The estimated fair values of the loans payable are preliminary. The final fair value determinations for the loans may differ from these preliminary determinations, and such differences could be material.

(h)

Represents the exchange of all outstanding shares of X4 Preferred Stock into 3,808,655 shares of Arsanis Common Stock and the exchange of all outstanding shares of redeemable X4 Common Stock into 107,370 shares of Arsanis Common Stock pursuant to the Merger Agreement, as if the Merger had occurred on December 31, 2018 and after giving effect to the Reverse Stock Split (see Note 5).

(i)

Represents an adjustment to eliminate Arsanis’s historical equity of $21.6 million, which represents the historical book value of Arsanis’s net assets, as a result of the application of the acquisition method of accounting.

(j)

Represents a decrease to common stock (at par value) of $38,000 and an increase to additional paid-in capital of $45.6 million to reflect the assumed issuance of 4,279,102 shares of Arsanis Common Stock, par value of $0.001 per share, after giving effect to the Reverse Stock Split, to X4 Stockholders in connection with the Merger.

Settlement Agreement Pro Forma Adjustments

(k)

Represents a reclassification of $3.0 million from long-term debt, net of discount and current portion to current portion of long-term debt, net of discount to reflect the terms of the Settlement Agreement, pursuant to which approximately EUR 2.6 million ($3.0 million, based on an exchange rate of US$1.14 per EUR 1.00 on December 31, 2018) of outstanding loan principal of the FFG loans will be repaid on March 31, 2019.

(l)

Represents a decrease to cash and cash equivalents of $6.8 million, as well as a corresponding increase to restricted cash (non-current) to reflect the terms of the Settlement Agreement, pursuant to which a minimum cash balance equal to 70% of the then-outstanding principal amount of the FFG loans must be maintained by Arsanis GmbH in an account held with an Austrian bank.

7.	Adjustments to Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2018

The unaudited pro forma combined statements of operations include pro forma adjustments that are (1) directly attributable to the Merger or the Settlement Agreement, (2) factually supportable and (3) expected to have a continuing impact on the results of operations of the combined organization. Based on X4’s management’s review of Arsanis’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Arsanis to conform to the accounting policies of X4 are not expected to be significant. The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Merger Pro Forma Adjustments

(a)

Represents an adjustment to eliminate non-recurring costs of $0.2 million related to retention bonuses payable to employees of Arsanis and non-recurring employee severance costs of $0.5 million incurred by Arsanis (each determined to be for the benefit of X4, as they represent expenses of the combined organization) in connection with the Merger and recorded as expense in Arsanis’s historical consolidated statement of operations for the year ended December 31, 2018 because each of these expenses are not expected to have a continuing impact on the operating results of the combined organization.

(b)

Represents an adjustment to (i) eliminate non-recurring transaction costs of $1.0 million incurred by X4 in connection with the Merger and recorded as expense in X4’s historical consolidated statement of operations for the year ended December 31, 2018 and (ii) eliminate non-recurring transaction costs of $2.1 million incurred by Arsanis in connection with the Merger and recorded as expense in Arsanis’s historical consolidated statement of operations for the year ended December 31, 2018 because each of these expenses are not expected to have a continuing impact on the operating results of the combined organization.

(c)

Represents an adjustment of $34,000 for the year ended December 31, 2018 as a reduction of interest expense related to the amortization of the fair value adjustments to the assumed loans payable of Arsanis.

(d)

Represents an adjustment to eliminate an expense of $3.4 million for the year ended December 31, 2018 to eliminate the impact of the change in the fair value of preferred stock warrant liability for warrants issued by X4 as it is assumed that all warrants would have become exercisable for Arsanis Common Stock pursuant to the Merger Agreement. As a result, the preferred stock warrants would no longer be subject to fair value accounting following the assumed closing of the Merger on January 1, 2018.

(e)

Represents an adjustment of $0.1 million for the year ended December 31, 2018 to eliminate the impact of the change in the fair value of the derivative liability as the Merger qualifies as a change of control event, as defined in the agreement, and the related contingent payment to Genzyme is required upon the Merger. As a result, the derivative liability would have been settled upon the assumed closing of the Merger on January 1, 2018.

(f)	Represents an adjustment of $3.0 million for the year ended December 31, 2018 to eliminate the impact of accruing dividends on X4 Preferred Stock in the determination of pro forma combined net loss attributable to common stockholders as it is assumed that all X4 Preferred Stock would have been exchanged for Arsanis Common Stock pursuant to the Merger Agreement on January 1, 2018.

(g)

Represents an adjustment of $22,000 for the year ended December 31, 2018, to eliminate the impact of the repurchase of Series Seed preferred stock, including the loss on the preferred stock repurchase liability, as it is assumed that all X4 Preferred Stock would have been exchanged for Arsanis Common Stock pursuant to the Merger Agreement on January 1, 2018.

(h)

Represents an adjustment to increase the weighted average number of common shares outstanding for the period after giving effect to the issuance of Arsanis Common Stock in connection with the Merger. The adjustment has been prepared to give effect to shares issued in the Merger as if such issuances had occurred on January 1, 2018. The following table presents this pro forma adjustment, after giving effect to the Reverse Stock Split, as follows (presented on a weighted average basis):

Year Ended December 31, 2018
Weighted average shares of X4 Common Stock outstanding (before giving effect to the Common Stock Exchange Ratio of 0.5702 and the Reverse Stock Split)	4,826,910
Shares of X4 Preferred Stock outstanding immediately prior to the closing of the Merger, as assumed converted to X4 Common Stock (before giving effect to the Common Stock Exchange Ratio of 0.5702 and the Reverse Stock Split)	40,079,567

Weighted average shares of X4 Common Stock outstanding immediately prior to the closing of the Merger (before giving effect to the Common Stock Exchange Ratio of 0.5702 and the Reverse Stock Split)	44,906,477
Common Stock Exchange Ratio	0.5702

Subtotal	25,605,673
Reverse Stock Split Ratio	6.000

Weighted average shares of X4 Common Stock outstanding immediately prior to the closing of the Merger (after giving effect to the Common Stock Exchange Ratio of 0.5702 and the Reverse Stock Split)	4,267,116
Shares of Arsanis Common Stock outstanding immediately prior to the closing of the Merger (after giving effect to the Reverse Stock Split)	2,440,582

Pro forma combined weighted average number of common shares outstanding—basic and diluted	6,707,698

Settlement Agreement Pro Forma Adjustments

(i)

Represents an adjustment of $0.5 million for the year ended December 31, 2018 to increase interest expense to reflect the terms of the Settlement Agreement, pursuant to which Arsanis GmbH agreed to repay the outstanding loan principal on an accelerated payment schedule of three years instead of five years. The increase in interest expense results primarily from an acceleration of the accretion of the debt discount recorded for the FFG loans. In addition, reflects a corresponding adjustment of $0.5 million for the year ended December 31, 2018 to increase grant and incentive income related to the FFG loans that bear interest at rates that are below market rates of interest.

With respect to the FFG loans, Arsanis accounts for the imputed benefit arising from the difference between a market rate of interest and the rate of interest charged by FFG as additional grant funding from FFG, and records interest expense for the FFG loans at a market rate of interest. On the date that FFG loan proceeds are received, Arsanis recognizes the portion of the loan proceeds allocated to grant funding as a discount to the carrying value of the loan and as unearned income, which is subsequently recognized as additional grant income over the term of the funding agreement.

8.	Items Not Included in the Unaudited Pro Forma Combined Financial Statements

The unaudited pro forma combined statements of operations do not include any non-recurring transaction costs incurred by X4 or Arsanis after December 31, 2018 as those fees are not expected to have a continuing impact on the operations of the combined organization.

The unaudited pro forma combined statements of operations do not include the impacts of any cost or other operating synergies that may result from the Merger or any related restructuring costs that may be contemplated.

The unaudited pro forma combined statements of operations do not include an adjustment of $2.3 million for (i) retention bonuses to be paid to employees of Arsanis contingent upon their continued employment through the earlier of the closing date of the Merger, termination of employment without cause or March 31, 2019 and (ii) severance payable to a former executive officer of Arsanis upon termination of employment as such expenses are not expected to have a continuing impact on the operations of the combined organization.

The unaudited pro forma combined balance sheet and the unaudited pro forma combined statement of operations do not include an adjustment of $0.2 million as of December 31, 2018 for retention bonuses communicated prior to the announcement of the proposed Merger with X4 (and unrelated to the Merger) as such amounts are not directly attributable to the Merger.